                                                                     EXHIBIT 5.1

1st June, 2000


Santa Fe International Corporation
Two Lincoln Center
Suite 1100
5420 LBJ Freeway
Dallas, TX  75240-2648

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

     At your request we have examined the Registration Statement on Form F-3 (the "Registration Statement") proposed to be filed by you with the Securities and Exchange Commission on or about 2nd June, 2000 in connection with the registration under the Securities Act of 1933 of your Ordinary Shares, US$0.01 par value (the "Shares"), to be offered in a secondary public offering by SFIC Holdings (Cayman), Inc..

     We have reviewed the proceedings as contained on the minute book of the Company in relation to the allotment and issue the Shares.

     It is our opinion that, assuming payment for the Shares has been made in full, the Shares have been legally issued and are fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name under the captions "Enforcement of Civil Liabilities" and "Legal Matters" in the Registration Statement and the Prospectus which forms a part thereof.

Yours faithfully,

/s/ MAPLES AND CALDER

MAPLES AND CALDER